Marqeta Names Simon Khalaf as CEO
Khalaf, a veteran technology executive who joined the company in June 2022, will lead Marqeta’s fast growing global business to new levels of platform reach and scale.

OAKLAND, Calif., January 26th, 2023 – Marqeta (NASDAQ: MQ), the global modern card issuing platform, today announced the appointment of Simon Khalaf as its new Chief Executive Officer, effective January 31, 2023. Khalaf will also join Marqeta’s Board of Directors. As announced in August, Jason Gardner, Marqeta’s founder, Chairman, and current Chief Executive Officer, will become Executive Chairman upon this new appointment. Khalaf joined Marqeta in June of 2022 as Chief Product Officer and has also taken on leadership of the Go-to-Market organization since last August. Alongside Simon’s appointment, ex-Google and Ancestry Executive Todd Pollak joins the company as Chief Revenue Officer.

“I’m humbled by the opportunity to build upon Jason’s vision for modern card issuing and continue to redefine what cards can do for leading innovators globally,” said Simon Khalaf, incoming CEO of Marqeta. “Together with Jason as Executive Chairman and a skilled and accomplished executive team, I believe we have the recipe in place to unlock the next level of growth and scale for Marqeta. There is tremendous opportunity in front of us to enable the brands we serve with our innovative, flexible platform and grow the ubiquity of digital payments globally.”

Khalaf has over 30 years of technology as an executive and entrepreneur, combining a relentless focus on innovation with scaling several large organizations and instilling a laser focus on customer service. He has been CEO four times in his career, most recently at Flurry before it was acquired by Yahoo, and has held senior executive positions at established public companies Twilio, Verizon, Yahoo, and Novell. Khalaf’s appointment comes as Marqeta expands its modern card issuing platform to capitalize on the fast-growing embedded finance market segment.

“After an extensive search, the board and I strongly believe Simon is the clear choice to lead Marqeta through its next era,” said Jason Gardner, Marqeta’s founder and incoming Executive Chairman. “Simon’s diverse experience leading companies over a long career, the strong customer orientation and product vision he has shown in his time at Marqeta thus far, and his ability to build great teams, make him the right person to lead Marqeta into the next chapter. I look forward to supporting Simon and the rest of our executive team in delivering the next generation of Marqeta.”

Alongside Khalaf’s appointment as CEO, Todd Pollak joins the executive team as Chief Revenue Officer. Pollak joined Marqeta in January 2023 and has over 25 years of sales and go-to-market experience. Prior to Marqeta, Pollack spent four years at Ancestry as Chief Commercial Officer. Before Ancestry, Pollak spent 13 years at Google serving as managing director in the financial and retail sectors.

“Marqeta has an A-list customer base, a product with proven scale and clear product-market fit,” said Todd Pollak, Marqeta’s incoming Chief Revenue Officer. “I am excited to lead the team in capturing new opportunities in embedded finance and enabling our customers to offer solutions that upend how consumers and businesses can access their money and make payments.”

The company will host a conference call and webcast to discuss this announcement on Thursday, January 26, 2023 at 6:15 pm ET. The conference call will be webcast live from Marqeta’s investor relations website at https://investors.marqeta.com/. A replay will be available on the investor relations website following the call.

About Marqeta (NASDAQ: MQ)

Marqeta’s modern card issuing platform empowers its customers to create customized and innovative payment cards. Marqeta’s modern architecture gives its customers the ability to build more configurable and flexible payment experiences, accelerating time-to-market and democratizing access to card issuing technology. Marqeta's open APIs provide instant access to highly scalable, cloud-based payment infrastructure that enables customers to launch and manage their own card programs, issue cards and authorize and settle payment transactions. Marqeta is headquartered in Oakland, California and is certified to operate in 40 countries globally. For more information on Marqeta please visit: www.marqeta.com.

Forward-Looking Statements

This press release contains "forward-looking statements'' within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, quotations and statements relating to Marqeta’s investment in new products and services, new credit card issuing products and services, and the growth and demand for digital payments and modern card issuing. Actual results may differ materially from the expectations contained in these statements due to risks and uncertainties, including, but not limited to, the following: the risk that Marqeta is are unable to further attract and retain its customer bases; the risk that consumers will not perceive the benefits of Marqeta’s products and services; the risk that Marqeta's products and services do not operate as intended; the risk that Marqeta’s products and solutions will not achieve the expected market acceptance; the risk that competition could reduce expected demand for Marqeta’s products and services; the effect of uncertainties related to the global COVID-19 pandemic on U.S. and global economies and demand for Marqeta’s products and services; and the uncertainties and direct and indirect effects of the significant military action against Ukraine launched by Russia, including threats of attacks against U.S. financial institutions as retaliation against financial institutions for sanctions imposed against Russia. Detailed information about these risks and other factors that could potentially affect Marqeta’s business, financial condition and results of operations are included in the “Risk Factors'' disclosed in Marqeta's Annual Report on Form 10-K for the annual period ended December 31, 2021, as such risk factors may be updated from time to time in Marqeta’s periodic filings with the SEC, available at www.sec.gov and Marqeta’s website at http://investors.marqeta.com. The forward-looking statements in this press release are based on information available to Marqeta as of the date hereof. Marqeta disclaims any obligation to update any forward-looking statements, except as required by law.
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